VOTING TRUST AGREEMENT, entered into as of the 27th day of August 2003 (this "Agreement"), between THOMAS KAPLAN, as Trustee (hereinafter the "Trustee") and on behalf of LCM Holdings LDC, company organized and existing under the laws of the Bahamas (hereinafter the "Beneficiary").

                              W I T N E S S E T H:

      WHEREAS, the Beneficiary is the holder of shares of common stock, par value US $0.01 per share (each a "Share" and collectively the "Shares") of Cadence Resources Corporation, a Utah corporation (the "Company"); and

      WHEREAS, in order to vest in the Trustee the sole right to vote the Shares and all investment authority and power with respect to the Shares, the Beneficiary is willing to deposit the Shares owned by it with the Trustee under this Agreement for the period commencing on the date hereof and ending upon the termination of this Agreement in accordance with its terms.

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Delivery to Trustee of Certificates for Shares. Simultaneously with the execution and delivery of this Agreement, the Beneficiary shall deliver to the Trustee certificates representing all of the Shares held by the Beneficiary, endorsed in blank or accompanied by duly completed instruments of share transfer executed by the Beneficiary. Immediately subsequent to the execution and delivery of this Agreement and such instruments of share transfer, the Trustee shall deliver a copy of this Agreement to the Company, shall surrender to the Company said certificates and instruments of share transfer, and the Trustee and Beneficiary shall take all further necessary or appropriate actions to cause the directors to enter the name of the Trustee in the register of Stockholders in respect thereof and to cancel said certificates and to issue to the Trustee a new certificate, representing the Shares, in the name of the Trustee. Said new certificate shall be held by the Trustee, in trust, for the benefit of the Beneficiary and the heirs, executors, successors and/or assigns of the Beneficiary (each sometimes hereinafter referred to as a "Beneficiary"), subject to the terms and conditions hereinafter set forth.

      2. Delivery to Trustee of Certificates for Additional Shares. Any and all certificates for additional shares or any other securities of the Company issued to the Beneficiary while it is the Beneficiary under this Agreement, including without limitation shares acquired by Beneficiary pursuant to warrant shall be in like manner endorsed and delivered to the Trustee together with a duly completed and executed form of share transfer to be held by him subject to the terms and conditions hereof. All such additional shares shall be deemed to be "Shares" for all purposes of this Agreement.

      3. Delivery of Trustee's Certificates. Upon the delivery to the Trustee of the certificates and forms of share transfer referred to in paragraph 1 hereof, the Trustee shall deliver to the Beneficiary a certificate (the "Trustee's Certificate") for the number of Shares delivered to the Trustee by the Beneficiary, substantially in the form hereinafter set forth. Upon each receipt of certificates for additional Shares issued to a Beneficiary, the Trustee shall deliver to such Beneficiary a Trustee's Certificate for the number of Shares so deposited, substantially in the form hereinafter set forth.

      The Trustee's Certificate (the terms and provisions of which are a part of this Agreement) shall be substantially in the following form:

                              TRUSTEE'S CERTIFICATE

      This is to certify that the undersigned Trustee has received a certificate or certificates issued in the name of Thomas Kaplan, Trustee, evidencing the ownership of ___ shares, par value US $0.01 per share, of Cadence Resources Corporation, a Utah corporation (the "Shares"), and that the Shares are held subject to all the terms and conditions of that certain Agreement (the "Voting Trust Agreement"), dated August 27, 2003, by and between LCM Holdings LDC and Thomas Kaplan, as Trustee. During the term of the Voting Trust Agreement, the Trustee shall, as provided in the Voting Trust Agreement, possess and be entitled to exercise the right to vote and otherwise represent all of the Shares for all purposes, and to exercise all investment authority and power with respect to all of the Shares for all purposes, it being agreed that no voting right and no investment authority or power shall pass to the holder hereof by virtue of the ownership of this Certificate.

      This Certificate is assignable with the right to issuance of a new certificate of like tenor only upon the surrender to the Trustee of this certificate properly endorsed. Upon the termination of the Voting Trust Agreement, this certificate shall be surrendered to the Trustee by the holder hereof upon delivery to the holder hereof of a certificate representing the Shares not sold or otherwise disposed of by the Trustee pursuant to the Voting Trust Agreement.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate this ____ day of _______________, ____.


                                                --------------------------------
                                                Thomas Kaplan, Trustee

      Each Trustee's Certificate may be transferred by endorsement by the person to whom issued, or by his, her or its attorney-in-fact, or by the administrator or executor of his, her or its estate, by delivery of such Trustee's Certificate so endorsed to the Trustee; but such transfer shall not be evidence to or be binding upon the Trustee until such Trustee's Certificate is surrendered to the Trustee and the transfer is entered upon the "Trustee's Certificate Book", which shall be kept by the Trustee to show the names of the parties by whom and to whom transferred, the numbers of the certificates, the number of shares and the date of transfer. No new Trustee's Certificate shall be issued until the Trustee's Certificate for the shares represented thereby shall have been surrendered to and cancelled by the Trustee, and the Trustee shall preserve the certificates so cancelled as vouchers. In case any Trustee's Certificate shall be claimed to be lost or destroyed, a new Trustee's Certificate may be issued in lieu thereof, upon such proof of loss as may be required by the Trustee.


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

      4. Voting and Investment Authority and Power of Trustee.

            (a) During the term of this Agreement, the Trustee shall have the sole and exclusive voting and investment authority and power with respect to the Shares held by the Trustee hereunder. The Trustee shall have the power to vote the Shares held by the Trustee at all regular and special meetings of the shareholders of the Company and may vote for, do or assent or consent to and shall have all the powers, rights and privileges of a shareholder of the Company.

            (b) The Trustee may vote in person or by proxy, and a proxy in writing signed by the Trustee shall be sufficient authority to the person named therein to vote all the Shares held by the Trustee hereunder at any meeting, regular or special, of the shareholder of the Company.

            (c) The Trustee shall have complete investment authority and power with respect to the Shares held by the Trustee hereunder, including, without limitation, the authority and power to sell or otherwise dispose of any or all of the Shares on such terms and subject to such conditions, as the Trustee in his sole discretion shall deem appropriate. The Beneficiary and each holder of Trustee's Certificates hereby appoints the Trustee as his, her or its attorney-in-fact to execute any documents or instruments necessary (in the determination of the Trustee) to effect such sale or disposition. Without limiting the foregoing, each holder of Trustee's Certificates hereby agrees, following written notification from the Trustee of any such contemplated sale or other disposition of Shares, to surrender to the Trustee at the time and place indicated in such notice, his, her or its Trustee's Certificates. The Trustee, promptly following the closing of any such sale or other disposition of Shares, shall issue and deliver to each such holder of Trustee's Certificates: (a) a replacement Trustee's Certificate, reflecting such holder's pro rata interest in the unsold Shares, as shown on the books of the Trustee, and (b) such holder's pro rata interest in the net proceeds of any such sale or other disposition of Shares (after deduction of expenses incurred in connection with such sale or other disposition), as shown on the books of the Trustee. Upon such surrender of such Trustee's Certificates, and such payment of such net proceeds, this Agreement shall terminate as to the shares so sold or otherwise disposed of.

      5. Distribution of Cash Dividends.

            (a) The Trustee shall distribute directly any cash dividends or distributions declared and paid on the Shares deposited hereunder (other than dividends or distributions made in the form of voting securities of the Company) to the holders of Trustee's Certificates in proportion to their respective interests therein as shown on the books of the Trustee, such distribution to be equivalent to the dividends or distribution which each respective holder would have been entitled to receive had the Shares not been deposited hereunder.

            (b) The Trustee shall receive and hold, subject to the terms of this Agreement, any voting securities of the Company issued in respect thereof by reason of any dividend, distribution, capital reorganization, stock split, combination or the like and shall issue and deliver Trustee's Certificates therefor to the holders of the Trustee's Certificates in proportion to their respective interests therein as shown on the books of the Trustee.


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

      6. Term of Agreement. This Agreement and the trust hereby created shall terminate on August 27, 2003 (the "Initial Term"). Upon expiration of the Initial Term, this Agreement will automatically renew for additional, successive one year periods (each a "Successive Term" and, together with the Initial Term, the "Term"), unless either the Trustee or the Beneficiary shall give written notice to the other, at least 90 days prior to the expiration of the Initial Term or the then current Successive Term, that the Term shall not renew. Notwithstanding the foregoing, the Term shall terminate not later than August 27, 2013.

      7. Liability for Willful Misconduct. The Trustee shall not be liable for any error of judgment or mistake of fact or law, or for any act or omission undertaken in good faith in connection with his powers and duties under this Agreement, except for his own willful misconduct or gross negligence. The Trustee shall not be liable for acts or omissions of any employee or agent of the Company. The Trustee shall not be liable for acting in reliance on any notice, request, consent, certificate, instruction, or other paper or document or signature believed to be genuine and to have been signed by the proper party or parties. The Trustee may consult with legal and other counsel of his choosing, and any act or omission undertaken by the Trustee in good faith in accordance with the opinion of legal or other counsel shall be binding and conclusive on the parties to this Agreement.

      8. Binding Agreement. Every registered holder of a Trustee's Certificate, and every bearer of a Trustee's Certificate properly endorsed in blank or properly assigned, by the acceptance or holding thereof, shall be deemed conclusively for all purposes to have assented to this Agreement and to all of its terms, conditions and provisions and shall be bound thereby with the same force and effect as if such holder or bearer had executed this Agreement. Without limiting the foregoing, this Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

      9. Severability. The invalidity of any term or provision of this Agreement shall not affect the validity of the remainder of this Agreement.

      10. Governing Law. Regardless of the place of execution, delivery, performance or any other aspect of this Agreement, this Agreement and all of the rights of the parties under this Agreement shall be governed by, construed under and enforced in accordance with the substantive law of New York without regard to conflicts of law principles.

      11. No Waiver. No waiver of any covenant or condition or the breach of any covenant or condition of this Agreement shall be deemed to constitute a waiver of any subsequent breach of such covenant or condition nor justify or authorize a nonobservance upon any occasion of such covenant or condition or any other covenant or condition of this Agreement.

      12. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter thereof, and shall not be modified or amended except in a writing executed by both of the parties hereto.


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

      IN WITNESS WHEREOF, the Trustee and the Beneficiary have executed this Agreement as of the date set forth above.


                                                /s/ Thomas S. Kaplan
                                                --------------------
                                                Thomas S. Kaplan, as Trustee


                                                LCM Holdings LDC


                                                By: /s/ Sean Hanna
                                                ------------------
                                                Name:  Sean Hanna
                                                Title: Director


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